SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 14, 2015

PROVIDENT BANCORP, INC.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	333-202716	45-3231576
(State or Other Jurisdiction) of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5 Market Street, Amesbury, Massachusetts	01913
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (978) 388-0050

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry Into a Material Definitive Agreement

On May 14, 2015, Provident Bancorp, Inc. (the “Company”), The Provident Bank and Provident Bancorp (the “MHC”) entered into an Agency Agreement with Sandler O’Neill & Partners, L.P. (“Sandler”), who will assist the Company in selling the shares of the Company’s common stock on a best efforts basis in the Company’s subscription and community offerings, and will serve as sole manager for any syndicated community offering.

For its services in the subscription and community offerings, Sandler will receive a fee of 1.0% of the aggregate purchase price of all shares of common stock sold by the Company in the subscription and community offerings. No fee will be payable to Sandler with respect to shares purchased by directors, trustees, corporators, officers, employees or their immediate families and their personal trusts, shares purchased by the Company’s employee benefit plans or trusts established for the benefit of our directors, officers and employees, and shares issued to the charitable foundation being formed by the Company in connection with the stock offering.

In the event a syndicated community offering is conducted, the Company will pay fees of 5.5% of the aggregate purchase price of all shares of common stock sold in the syndicated community offering to Sandler and any other broker-dealers included in the syndicated community offering.

The shares of common stock are being offered pursuant to a Registration Statement on Form S-1 (Registration No. 333-202716) filed by the Company under the Securities Act of 1933, as amended, and a related prospectus dated May 14, 2015.

The foregoing description of the terms of the Agency Agreement is qualified in its entirety by references to the Agency Agreement, which is filed as Exhibit 1.1 hereto and incorporated by reference herein.

Item 9.01         Financial Statements and Exhibits

(d)      Exhibits

Exhibit	Description

1.1	Agency Agreement dated May 14, 2015, by and among the Company, The Provident Bank and the MHC and Sandler (exhibits omitted)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PROVIDENT BANCORP, INC.

DATE: May 19, 2015	By:	/s/ David P. Mansfield
David P. Mansfield
President and Chief Executive Officer